                                                                     Exhibit 11
                              ALLIED Group, Inc. and Subsidiaries
                               Computation of Per Share Earnings
                For the Three and Nine Months Ended September 30, 1996 and 1995

                                                    Three Months Ended            Nine Months Ended
                                                       September 30,                September 30,
                                                 -------------------------    -------------------------
                                                    1996          1995           1996           1995
                                                 ----------    -----------    ----------     ----------
                                                         (in thousands, except per share data)
Primary

   Net income                                    $   14,459    $    13,405    $   35,955     $   38,546

   Preferred stock dividends                           (879)        (1,801)       (3,232)        (5,431)

   Stock options in subsidiaries                       (119)          (112)         (338)          (273)
                                                 ----------    -----------    ----------     ----------

   Adjusted net income                           $   13,461    $    11,492    $   32,385     $   32,842
                                                 ==========    ===========    ==========     ==========

   Earnings per share                            $      .98    $      1.23    $     2.52     $     3.54
                                                 ==========    ===========    ==========     ==========

   Weighted average shares
    outstanding                                      13,611          9,259        12,729          9,156

   Dilutive effective of
    unexercised stock options*                          113             96           126            110
                                                 ----------    -----------    ----------     ----------

                                                     13,724          9,355        12,855          9,266
                                                 ==========    ===========    ==========     ==========

Fully Diluted

   Net income                                    $   14,459    $    13,405    $   35,955     $   38,546

   Preferred stock dividends                           (879)          (879)       (2,636)        (2,636)

   Stock options in subsidiaries                       (121)          (112)         (339)          (274)

   Additional net ESOP
    expenses-assuming
    conversion of ESOP Series
    preferred stock                                     ---            (45)          ---           (137)
                                                 ----------    -----------    ----------     ----------

   Adjusted net income                           $   13,459    $    12,369    $   32,980     $   35,499
                                                 ==========    ===========    ==========     ==========

   Earnings per share                            $      .98    $       .88    $     2.36     $     2.55
                                                 ==========    ===========    ==========     ==========

   Weighted average shares
    outstanding                                      13,611         13,873        13,820         13,815

   Dilutive effective of
    unexercised stock option*                           116            121           138            122
                                                 ----------    -----------    ----------     ----------

                                                     13,727         13,994        13,958         13,937
                                                 ==========    ===========    ==========     ==========

*  Primary - Based on average market price
   Fully Diluted - Based on the higher of the average market price or the market price at September 30 of each year